Exhibit 23(ii)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Moog Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-20069, 33-33958, 33-62968, 33-57131, 333-73439, 333-85657, 333-107586, 333-111107 and 333-113698) on Form S-3 and Form S-8 of Moog Inc. of our report, based on our audit and the report of other auditors, dated November 6, 2002 relating to the consolidated statements of earnings, shareholders' equity, and cash flows of Moog Inc. and subsidiaries and the related schedule for the year ended September 28, 2002, which report appears in the September 25, 2004 annual report on Form 10-K of Moog Inc.

/s/ KPMG LLP

December 6, 2004
Buffalo, New York